UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
       SCHOONMAKER, PETER G.

       1746 MEADOWLARK LN
       SHERIDAN,  WY   82501
    USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       (USEG)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     May 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
    PRINCIPAL OFFICER OF MAJOR SUBSIDIARY
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
   $.01 Par Value Common Stoc|N/A   |    |None              |   |N/A        |12,000             |D     |                           |
k                            |      |    |                  |   |           |                   |      |                           |
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   $.01 Par Value Common Stoc|N/A   |    |None              |   |N/A        |1,000              |I (a) |Custodial                  |
k                            |      |    |                  |   |           |                   |      |                           |
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   $.01 Par Value Common Stoc|N/A   |    |None              |   |N/A        |11,143             |I (b) |ESOP Benef.                |
k                            |      |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
  Qualified Stock Option|$2.00/sh|N/A  |    |           |   |12/04|09/25|Common Stock|25,000 |N/A    |25,000      |D  |            |

 (Right to Buy) (c)   |        |     |    |           |   |/98  |/08  |            |       |       |            |   |            |
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  Qualified Stock Option|$2.40/sh|N/A  |    |           |   |01/10|01/09|Common Stock|41,667 |N/A    |41,667      |D  |            |

 (Right to Buy) (c)   |        |     |    |           |   |/01  |/11  |            |       |       |            |   |            |
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  Nonqualified Stock Opt|$2.40/sh|N/A  |    |           |   |01/10|01/09|Common Stock|30,233 |N/A    |30,233      |D  |            |
ion
 (Right to Buy) (c)|        |     |    |           |   |/01  |/11  |            |       |       |            |   |            |
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  Stock Option (Right to|$3.90/sh|12/07|A-4 |           |   |12/07|12/06|Common Stock|100,000|N/A    |100,000     |D  |            |
 Buy) (d)               |        |/01  |    |           |   |/01  |/11  |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Attachment to Form 5 for the period ended May 31,
2002.
(a) Consists of shares indirectly held by the Reporting Person as Custodian for his minor child under the Wyoming Uniform Transfers to Minors Act.
The Reporting Person disclaims beneficial and pecuniary interest in these shares.
(b) Consists of shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") in an account established for the benefit of the
Reporting
Person.
(c) Stock option granted under the Issuer's 1998 Incentive Stock Option Plan, and exempt under Rule 16b-3.
(d) Stock option granted under the Issuer's 2001 Incentive Stock Option Plan, and exempt under Rule 16b-3.
SIGNATURE OF REPORTING PERSON
   /s/  Peter G. Schoonmaker
DATE
   July 12, 2002